Hall & Evans, L.L.C.
                               Attorneys at Law
                            1200 Seventeenth Street
                                  Suite 1700
                          Denver, Colorado 80202-5817
                           Telephone (303) 628-3300
                           Facsimile (303) 628-3368


                               January 21, 1997




Board of Trustees
Berkshire Capital Investment Trust
475 Milan Drive, #103
San Jose, California 95134-2453



Re: Registration Statement on Form N-1A Covering Offering of Beneficial Interests of Berkshire Capital Investment Trust.


Gentlemen:

          We have acted as counsel to Berkshire Capital Investment Trust, a Delaware business trust (the "Trust"), in connection with the registration of an unlimited number of units (the "Units") of beneficial interest in the Trust pursuant to a registration statement on Form N-1A as filed with the Securities and Exchange Commission (the "Registration Statement").

          We have examined the Certificate of Trust and Declaration of Trust of the Trust and the filings before the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended ("1940 Act").

          In rendering our opinion, we have assumed (i) the genuineness of all signatures; (ii) that parties executing documents, other than the Company, had the individual capacity and corporate power to enter into and perform all obligations under those documents, the due authorization by all requisite corporate action of the execution and delivery of those documents and the validity and binding effect of those documents on those parties; and (iii) the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to our opinions, we have relied solely upon the documents and instruments described above and have assumed the accuracy and correctness of all statements of fact contained therein.

          Based on the foregoing, we are of the opinion that the Units have been duly authorized for issuance by all necessary action and, when issued in accordance with the terms of the this offering, will be validly issued, fully paid and nonassessable.

          We are admitted to practice before the Bar of the State of Colorado only. We are not admitted to practice in Delaware, the jurisdiction of the Trust's formation, in California, the location of its principal place of business, or in any other jurisdiction in which the Company owns or may own property or may transact business. In furnishing the opinions expressed above, we advise that our opinions are with respect only to federal law and the law

                                     -11A-
of the State of Colorado in effect as of the date hereof, and in all respects are subject to and may be limited by future legislation, regulations and judicial decisions. To the extent that such opinions are derived from laws of other jurisdictions, such statements are based on examinations or relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from lawyers licensed to practice in such other jurisdictions.

          We hereby consent to the use of our name and to the reference to our firm in Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.



                                        Very truly yours,

                                        Hall & Evans, L.L.C.